APPLICATION TO STRIKE FROM LISTING AND REGISTRATION

Name of Issuer:
DHB Industries, Inc. (the "Company")

Class of Securities:
Common stock $.001 Par Value

Reasons for proposed withdrawal from listing and registration:

Pursuant to Chapter XXVII, paragraph 2260, section
1 of the Rules of the Boston Stock Exchange,
Inc. (the "Exchange"), the Exchange is filing
for delisting of the common stock of the
Company due to its failure to maintain mandatory
requirements for continued listing.   Specifically,
the Company failed to respond to a request for dues owed, additional shares and other matters discussed below.

The following is a chronology of events leading up
to the Exchange's request to withdraw the common
stock of the Company from listing and registration.
On December 2, 2004 the Exchange sent a letter to
Ms. Dawn Schlegel, CFO of the Company, requesting
a response by December 17, 2004 on the following issues:annual dues owed; status of SEC investigation;
auditor internal control deficiencies;additional
shares; and corporate governance request.
The Company responded on December 2, 2004 that it
switched to the American Stock Exchange in 2002
and did not owe the Exchange any additional information.
The Exchange respondedon December 2, 2004 that it was
in receipt of a Form 8-K indicating the commencement
of trading on AMEX on February 7, 2002, such filing also indicated the Company trading on the Exchange and OTC
Bulletin Board.   The Exchange indicated that nothing
was in the Company file concerning a voluntary or involuntary
delisting.   The Company responded on December 2, 2004 that
it would do further research and get back to the
Exchange with additional information.   The Exchange sent
the Company a reminder on December 15, 2004 that a response
was needed by December 17, 2004.   The Exchange sent the
Company another reminder on December 17, 2004.
The Company responded that it continued to research its
files for information on this matter.   The Exchange
responded on December 17, 2004 that there was nothing
in the Company file concerning a delisting, explained
the process to delist, indicated the Company would be suspended and allowed the Company until December 22,
2004 to provide additional research on the matter.
The Exchange suspended trading of the Company at the
opening on December 20, 2004.   No additional
correspondence was received from the Company.

Based on the foregoing, it is proposed to remove the common stock from listing and registration effective at the opening of business on Thursday May 18, 2006.

BOSTON STOCK EXCHANGE,
INCORPORATED
Date: May 11, 2006

By: ___________________________
Anthony K. Stankiewicz, Esq.
VP, CGO